Exhibit (a)(1)(B)

3815 Main St.

Santa Ana, CA 92707

September 19, 2015

Bayhawk Ales, Inc. Shareholder,

I am pleased to announce that the vote for the asset purchase transaction, where Evans Brewing Company Inc. (“Evans Brewing”) will purchase the assets of Bayhawk Ales, Inc. (“Bayhawk”) has been completed and that a whopping 99% of all votes were in favor of the asset purchase transaction.

It is imperative that you return in the attached form to us as soon as possible to receive your shares in Evans Brewing Company, Inc. You will NOT have to send us your stock certificate to receive your shares in Evans. We have your Bayhawk shares registered electronically. You have only 75 days from the end of the vote, September 18, 2015, to send in this form as outlined in the S-4. Your returned letter must be postmarked no later than December 2nd, 2015.

On the form, you can indicate if you want an Evans Brewing stock certificate in electronic form (at no cost) or you can have a physical certificate issued for a cost of $30.00. Most will choose to keep their stock certificate in electronic form with of the transfer agent as there is no cost to do so. Also, keeping your stock in electronic form prevents the loss of a certificate and the time delay that will cause if you decide to sell your stock in the future.

Your stock will be officially converted to Evans Brewing Company stock on December 3rd, 2015 at the completion of the transfer period. We will be applying for our stock trading symbol as soon as allowed by FINRA, the agency that issues stock symbols. We are already working with a SEC registered firm that will handle the trading of our stock on the Over the Counter market.

We anticipate that Bayhawk’s corporate existence will be officially dissolved by December 15th, 2015. The transfer of assets from Bayhawk to Evans Brewing will occur during this transfer period.

We will have a new website soon and there will be an “In the News” page that will contain all of our press releases on the company. That is the best way you can keep informed. Our new website address will be www.evansbrewco.com. Any questions about the company can be directed to 714-443-0099 or investors@evansbrewco.com

As I have stated may times, thank you for your patience. We have many exciting plans going forward.

Respectfully,

Michael J Rapport

President

Evans Brewing Company, Inc.

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Remember, there is no charge for transferring your Bayhawk stock into Evans stock if you elect to have your stock held in electronic form.

Stock transfer fees only apply if you want a physical stock certificate.

If you elect to have a physical stock certificate mailed to you, please issue a check in the amount of $35.00 to Premier Stock Transfer LLC and include that check with your transfer form.

Please mail your transfer form in the enclosed envelope to:

Bayhawk Ales, Inc.

3815 S Main St.

Santa Ana, CA 92720

DO NOT MAIL YOUR TRANSFER FORM TO PREMIER!!!!

After December 3rd, 2015 all stock transfers will be done by Premier Stock Transfer. The cost to do a transfer at this time is $45.00. The cost to replace a lost certificate is $100.00 at this time. If you lose your certificate and want to transfer that certificate, the cost will be $145.00. These costs are customary and are not being charged by Evans Brewing Co. or Bayhawk Ales.

Jodi Godfrey

Premier Stock Transfer LLC,

340 E Warm Springs Rd. Suite 11B

Las Vegas, NV 89119

P: (725) 999-3555

F: (702) 748-8439

jgodfrey@premierstocktransfer.com

Your stock transfer form must be postmarked by December 2nd, 2015.
After that time, you will not be able to convert your Bayhawk shares into Evans shares.

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Bayhawk Ales, Inc. and Evans Brewing Co. Stock Exchange Instructions

Please note that this is the only notice you will receive on the following:

As we have previously communicated, the asset purchase transaction between Evans Brewing Company (“Evans Brewing”) and Bayhawk Ales, Inc. (“Bayhawk”) has been approved by the Bayhawk shareholders, and Evans Brewing will acquire all of the assets, liabilities, and operations of Bayhawk during the transfer period. Evans Brewing management anticipates that Bayhawk’s corporate existence will be dissolved shortly and definitely before the end of the year.

Now, Evans Brewing is proceeding with the Share Exchange which was part of the asset purchase transaction, whereby Evans Brewing will issue shares of its common stock for shares of the common stock of Bayhawk.

You MUST send in the attached form to us to receive your stock in Evans Brewing Company. The stock transfer form must be postmarked by December 2nd, 2015. After that time, your Bayhawk Ales stock cannot be exchanged for an equal amount of Evans Brewing Company, Inc. shares.

If you have lost or have damaged your certificate, do not worry. You only need to fill out the form attached to receive your shares in Evans Brewing. We do not need your Bayhawk stock certificate.

Exchanging your Bayhawk shares for shares of Evans Brewing is at your discretion. Be advised that Bayhawk Ales, Inc. as an ongoing company will be closed by mid-December once the assets of Bayhawk Ales are transferred to Evans Brewing Company.

If you had multiple Stock Certificates in Bayhawk Ales, we will combine your stock certificates into 1 Evans Brewing Company certificate to save on costs for the exchange. You will not need to send in your Bayhawk Stock certificates. We have your shares registered with us in electronic form.

On December 2nd, 2015, the share exchange will end. At that time Premier Stock Transfer will assign an Evans Brewing Company Inc. stock certificate to you electronically or issue you a certificate. You will need to fill out the attached form checking all that apply:

1)	If you want to keep your stock electronically (free of charge; most will elect this option) or if you want a physical stock certificate issued and mailed to you.
a.	Please note that the cost to issue a physical certificate is $30.00 for mailing and handling. This is a discounted price. In the future, the cost will be $45.00. Stockholders are required only to pay for the issuance of a physical certificate.
2)	The person(s) named on the certificate is/are deceased and the stock certificate needs to be placed in the heir’s name or if one person named on the certificate needs to be removed due to their passing.
3)	You want to gift the stock to someone else at this time.

The transfer agent that will have the electronic record of your stock or will issue new stock certificates on December 3rd, 2015 is:

Jodi Godfrey

Premier Stock Transfer LLC,

340 E Warm Springs Rd. Suite 11B

Las Vegas, NV 89119

P: (725) 999-3555

F: (702) 748-8439

jgodfrey@premierstocktransfer.com

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NOTE: If you move in the future, you will need to contact Premier Stock Transfer LLC and put in your change of address. Failing to do so will not jeopardize your stock ownership in Evans Brewing Company, Inc. but you will not receive any updates by mail or Board of Directors meetings notices by mail if you move and your mail is not forwarded to you. It is your responsibility to inform Premier Stock Transfer if you move. Evans Brewing Company will not maintain addresses of each individual stockholder; that is the responsibility of the Transfer Agent.

PLEASE NOTE: You will not need your Evans Brewing Company’s physical stock certificate unless you want to sell or transfer your stock without using a registered stockbroker. In the event of a sale of your stock, your registered stockbroker will contact Premier Stock Transfer LLC to transfer any electronic stock you sell to the new buyer of the stock. If you have your certificate and want to sell your stock through a stockbroker, you will have to give your stock certificate to the broker before you sell your stock. Private sales, gifts or any other transfers not through a stockbroker will require you to have the physical certificate in order to make the transfer. There is a form on the back of all Evans stock certificates to make any private transfers. If intend to make a private transfer at a later date, you will need your stock certificate. Once the transfer form on the back of the stock certificate is filled out, the stock certificate must be sent to Premier Stock Transfer who will issue a new stock certificate to the person(s) you designate and cancel the old stock certificate. It is entirely up to you whether or not you have your stock certificate.

We will be applying to FINRA for our stock symbol which will allow our stock to trade on the Over the Counter market once the stock transfer period has ended. You will be notified by email or postcard once our trading symbol is active or you can periodically check www.evansbrewco.com for the latest information. We advise you to seek expert advice when considering selling or retaining your stock in Evans Brewing Co. Inc.

Evans Brewing Co. Inc. has retained a profession public relations company for all stockholder communications. That company is:

Andrew Beyer
Advance PR Group, LLC
Mobile: 714-443-0099

Email: andrew@advanceprgroup.com

Advance PR Group LLC will be able to answer all of your questions regarding the current state of affairs of Evans Brewing Company at the email address or phone number listed above.

Annual Meetings will be held during the month of May at a time and place to be determined. As a stockholder, you will be notified at least 8 weeks in advance of the time and place the annual meeting will be held.

All required SEC reporting’s and required notices will be available on line at the US Securities and Exchange EDGAR website at:

http://www.sec.gov/edgar/searchedgar/webusers.htm

The information posted on EDGAR is a requirement for listed stocks that sell on the open market.

All public relations notices and notices that will appear on EDGAR will be on the www.evansbrewco.com website.

Any other form of communication will be by email or by US Post Office 3rd class mail. Please provide your email address to jgodfrey@premierstocktransfer.com to receive communications expeditiously by email.

Respectfully,

The Board of Directors of Bayhawk Ales, Inc.

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